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Exhibit 10.1

August 30, 2013

Via Electronic Mail
EPT Concord II ...

Joseph A. D'Amato
Monticello Casino I Raceway
P.O. Box 5013
Monticello, NY 12701

Dear Mr. D'Amato:

This letter (the “Letter Agreement”) makes reference to that certain Option Agreement (the "Option Agreement"), dated as of December 21, 2011, between EPT Concord II, LLC ("EPT"), and Monticello Raceway Management, Inc. ("MRMI" and together with EPT, collectively, the "Parties"), as amended by those certain letter agreements, dated March 30, 2012, April 30, 2012, May 30, 2012, June 29, 2012, October 1, 2012, October 12, 2012, October 31, 2012, November 30, 2012, March 7, 2013, June 27, 2013, July 30, 2013, August 14, 2013, August 23, 2013 and the Letter Agreement, respectively (collectively, the "Letter Agreements"). All defined terms not otherwise defined herein shall have the meanings ascribed to such term either in the Option Agreement, the Master Development Agreement between the Parties dated December 14, 2012 ("MDA"), the form of lease agreed on between the Parties as attached to the Option Agreement (“Lease,” and together with the Option Agreement and the MDA, the “Agreements”), as the case may be, or State of New York Senate-Assembly Bill A 8068/S 5898 dated June 21, 2013 (the “Constitutional Amendment”) or State of New York Senate-Assembly Bill A 8101/S 5883 as amended by A 8112/S 5904, each dated June 21, 2013, known as the “Upstate New York Gaming Economic Development Act of 2013” (the “Upstate Gaming Act”), unless expressly indicated otherwise herein.

This Letter confirms that the Parties agree to extend the Option Exercise Period End Date to November 30, 2013 (as the same may be further extended pursuant to the terms hereof), and the Final Option Exercise Outside Date to an unspecified date determined as more fully set forth below, subject to and on the following terms and conditions:

(i)Notwithstanding anything to the contrary in any of the Agreements, including without limitation, Section 14.21 of the MDA, on the date that EPT shall provide to MRMI a certificate evidencing the final approval of the Board of Directors of EPT to proceed with the Project (the “MDA Notice”), which MDA Notice contains a written, irrevocable notice to proceed in accordance with the MDA and an irrevocable waiver of EPT’s right to terminate the MDA pursuant to Section 14.21 thereto unless and until the expiration of the Option Agreement, all Option Payments shall become non-refundable and shall be deemed earned and retained by EPT. For purposes hereof, “Option Payments” shall mean those option

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payments referred to in the Option Agreement that MRMI has paid to EPT on or before the date hereof in the aggregate amount of $1,222,603, including, the Initial Option Payment in the amount of $750,000.00 and the Additional Option Payment per the March 7, 2013 Extension Letter in the amount of $472,603.00. The Parties hereby agree that, notwithstanding anything to the contrary in any of the Agreements, in addition to the MDA Notice, the only conditions to the exercise of the Option by MRMI is the execution of the Master Declaration of Covenants, Conditions, Easements, and Restrictions, and Exhibits thereto (the “Master Declaration Documents”, and collectively with the MDA Notice, the “Option Conditions”) and once the Option Conditions are satisfied MRMI can exercise the Option.

(ii)EPT hereby agrees to make good faith, commercially reasonable efforts to obtain a binding, bona fide, unconditional written agreement with a Resort Project Tenant to develop one or more of the Resort Development Parcels (the "Second Tenant Commitment") such that the Casino Project will, together with the Golf Course and such Resort Development Parcels, satisfy the Statutory Requirement, all as set forth in the MDA, by November 1, 2013. In the event EPT agrees to an expense reimbursement with such Resort Project Tenant in connection with the Second Tenant Commitment, MRMI hereby agrees to reimburse the actual out-of-pocket costs and expenses incurred by the Resort Project Tenant, subject to a cap of $*, which may be increased with the prior written consent of MRMI in its sole discretion.

(iii)In the event that the Constitutional Amendment is approved and ratified in the scheduled November 2013 Referendum, then, (a) provided that MRMI is not in material default of any of its obligations set forth in paragraph (vi) of this Letter Agreement, the MDA, the Option Agreement or the Letter Agreements (after all applicable notice and cure periods), MRMI shall have the option to extend the Option Exercise Period End Date by twelve (12) months (“Option Period 1”) by making twelve (12) additional monthly option payments in the amount of $* per month (an “Additional Monthly Option Payment”), starting on November 30, 2013 and (b) the Final Option Exercise Outside Date shall be extended to the date which is the earliest of (1) 120 days following the date the Resort Gaming Facility Location Board, or other body charged with such authority under the applicable law (the “Gaming Location Board”), fails to select MRMI as one of the entities to apply to the Commission (defined below) for a Class III Zone Two Gaming Facility License (“Gaming License”), (2) 120 days following the date that the New York State Gaming Commission, or any other body charged with the authority to grant such License (the “Commission”), has selected MRMI to receive a Gaming License and MRMI has received all permissions and approvals from the Commission and any other applicable governmental authority to commence construction of a Class III Casino Facility on the Casino Parcel, (3) 120 days following the date the Commission renders its decision awarding at least one Gaming License for Zone Two, Region One, and MRMI is not the recipient thereof or (4) 60 days following the date that * or * or any of their respective affiliates, successors, agents, controlling shareholders, parent companies or holding companies, or subsidiaries applies for a Gaming License or enters into any binding agreement to build or operate or to finance another person in building, operating or financing a Class III Casino Facility in Zone Two, other than with MRMI at the Project Site (the conditions contained in subparagraphs (1), (2), (3) and (4) above shall hereinafter be referred to as the “Trigger Conditions”); provided, however, that upon the occurrence of a Trigger Condition, EPT in its sole discretion shall (a) have a one-time right to extend the Final Option Exercise Outside Date by a maximum of 90 days and (b) at any time prior to the Final Option Exercise Outside Date, have the right to unconditionally waive such Trigger Condition in writing (e.g. the Option and all the Agreements shall continue as if such Trigger Condition has not occurred). The

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payment of each such Additional Monthly Option Payment shall extend the Option Exercise Period End Date by one (1) additional month.

(iv)If the Constitutional Amendment is approved and ratified in the scheduled November 2013 Referendum, in the event that as of November 30, 2014 none of the Trigger Conditions have occurred, provided that MRMI is not in material default of any of its obligations set forth in paragraph (vi) of this Letter Agreement, the MDA, the Option Agreement or the Letter Agreements (after all applicable notice and cure periods), MRMI shall have the option to extend the Option Exercise Period End Date by twelve (12) months (“Option Period 2”) by making twelve (12) Additional Monthly Option Payments in the amount of $* per month, starting on November 30, 2014. The payment of each such Additional Monthly Option Payment shall extend the Option Exercise Period End Date by one (1) additional month.

(v)If the Constitutional Amendment is approved and ratified in the scheduled November 2013 Referendum, in the event that as of November 30, 2015 none of the Trigger Conditions have occurred, provided that MRMI is not in material default of any of its obligations set forth in paragraph (vi) of this Letter Agreement, the MDA, the Option Agreement or the Letter Agreements (after all applicable notice and cure periods), MRMI shall have the option to extend the Option Exercise Period End Date until the occurrence of a Trigger Condition (the “Final Option Period”) by making Additional Monthly Option Payments in the amount of $* per month, starting on November 30, 2015. The payment of each such Additional Monthly Option Payment shall extend the Option Exercise Period End Date by one (1) additional month.

(vi)Notwithstanding anything to the contrary herein or in any of the Agreements, throughout the term of this Letter Agreement and the other Agreements, MRMI shall make good faith efforts to either (x) maintain its license to operate a video gaming facility or (y) if the Constitutional Amendment is approved and ratified, to (A) diligently pursue and undertake all necessary and required actions, consistent with the efforts of other entities applying and competing for one of the Zone Two Gaming Licenses, to qualify and be one of the entities selected by the Gaming Location Board to apply to the Commission for such Gaming License, and thereafter, to qualify and be one of the entities awarded a Gaming License for Zone Two, Region One by the Commission and (B) adhere to and be in material compliance with all qualifications or requirements established by the Gaming Location Board, Commission or any other applicable authority necessary for MRMI to qualify and be eligible to be awarded a Zone Two, Region One Gaming License. Notwithstanding anything to the contrary contained herein, if at any time MRMI shall not be in compliance with clause (y) of the preceding sentence, then MRMI shall be required to provide written notice to EPT within three (3) Business Days of obtaining knowledge of such failure to comply and the Final Option Exercise Outside Date shall be 60 days following MRMI’s notice to EPT of such failure to comply with such clause (y). For avoidance of doubt, a failure of MRMI to at all times be in compliance with either clause or clause (y) of the preceding sentence shall constitute a material default of its obligations under this paragraph (vi). Notwithstanding anything to the contrary in any of the Agreements, including Section 14.21 of the MDA, MRMI shall provide EPT, on or before September 30, 2013, a certificate evidencing the approval of MRMI’s Board of Directors of MRMI’s agreement that, unless the Option terminates due to the occurrence of a Trigger Condition, so long as the Option Conditions have been satisfied and EPT is not in material default of its obligations under this Letter Agreement or any of the other Agreements (after all applicable notice and cure periods), until the date that is five (5) years following the termination of the Option, neither MRMI nor any of its subsidiaries nor Empire Resorts Inc. (1) shall construct, operate, fund or maintain a Class III Casino or Class III Casino

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Project at any location in Zone Two, Region One (as defined in the Upstate Gaming Act) other than on the Casino Project Parcel, which certificate shall constitute a waiver of MRMI’s right to terminate the MDA pursuant to Section 14.21 thereto so long as the Option Agreement has not otherwise terminated (“MRMI Notice”) and (2) shall not be entitled to construct, operate, fund, maintain or enter into an agreement to construct, operate, fund, or maintain a Class lI Gaming Facility at any location in Zone Two, Region One, other than at the existing Monticello Casino and Raceway site (the “Existing Site”) or the Casino Project Parcel.

(vii) Notwithstanding anything to the contrary in any of the Agreements, in the event a Trigger Condition occurs, (a) EPT shall have the right immediately following the date of the occurrence of the relevant Trigger Condition to discuss or negotiate with any firm, person or other entity with respect to developing a casino or seeking a Gaming License regarding the Casino Parcel, (b) EPT hereby grants MRMI the right to purchase the Project Site on substantively identical terms as the Purchase Option described in paragraph (xiii) herein, (c) after the Final Option Exercise Outside Date, unless MRMI has unconditionally exercised the Option or elected to purchase the Project Site in accordance the option granted in clause (b) of this paragraph, EPT shall immediately have the right to enter into an Agreement with any other person or entity to develop a casino and seek a Gaming License with regard to any portion of the Project Site and (d) unless EPT unconditionally waives such Trigger Condition in writing, then (A) in the event that a Trigger Condition contained in either subparagraphs (iii)(2) or, solely with respect to actions taken by * or any of its direct or indirect controlling shareholders or subsidiaries in its own right or through * or its subsidiaries and specifically excluding any action by * or any of its subsidiaries or affiliates (other than * and its subsidiaries) (a “* Trigger Event”), (4) above occurs, and the Option terminates, then MRMI shall be prohibited from constructing, operating, funding, maintaining or entering into an agreement to construct, operate, fund, maintain a Class II Casino or Casino Project or Class III Casino or Casino Project at any location in Zone Two, Region One, other than a Class II Casino at the Existing Site and (B) in the event that a Trigger Condition contained in either subparagraph (iii)(1), (3) or, with respect to an action other than a * Trigger Event, (4) above occurs and the Option terminates, MRMI shall be entitled to construct, operate, fund, maintain or enter into an agreement to construct, operate, fund, maintain a Class II Casino or Casino Project or Class III Casino or Casino Project at any location, including, in Zone Two, Region One.

(viii) In the event that the Constitutional Amendment is not approved and ratified in the scheduled November 2013 Referendum, then, provided that MRMI is not in material default of any of its obligations set forth in paragraph (vi) of this Letter Agreement, the MDA, the Option Agreement or the Letter Agreements (after all applicable notice and cure periods) , MRMI shall have the option to extend the Option Exercise Period End Date by six (6) months by making six (6) Additional Monthly Option Payments in the amount of $* per month, starting on November 30, 2013. The payment of each such Additional Monthly Option Payment shall extend the Option Exercise Period End Date by one (1) additional month, and the Final Option Exercise Outside Date shall be extended to May 30, 2014, provided, that notwithstanding anything to the contrary in any of the Agreements, if by May 30, 2014, MRMI has not provided to EPT reasonable comfort that MRMI is reasonably likely within 90 days to receive a commitment relating to the financing and capital contributions required to finance, develop and construct the Casino Project at the Casino Project Parcel in accordance with the Gaming Operations permitted at such time and the applicable Agreements, which comfort shall be satisfactory to EPT in its reasonable discretion exercised based upon customary market practice relating to the provision of any such comfort, then the Option Agreement, the MDA and all the other Agreements shall terminate.

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Notwithstanding anything to the contrary in any of the Agreements, if MRMI does not receive such commitment within such 90-day period then EPT shall have the right to terminate the Lease upon 5 days written notice to MRMI.

(ix) Within thirty (30) business days of the execution of this Letter Agreement by the Parties, the Parties shall make good faith efforts to reconcile and agree on the amounts of Shared Pre-Development Costs, as of the date hereof, due and owing from MRMI to EPT under Section 4.3 of the MDA. MRMI shall pay to EPT all amounts mutually agreed upon by the Parties no later than ten (10) business days after any such agreement. If, despite such good faith efforts, the Parties fail to agree on such amounts by September 30, 2013, then either Party may initiate the Expert Resolution Process (as defined below) to resolve such dispute. For the avoidance of doubt, if the Parties reach agreement on a portion of the amount of Shared Pre-Development Costs due and owing, MRMI shall pay all agreed upon amounts within ten (10) business days of any such agreement.

(x) The Parties agree to negotiate in good faith and execute the Master Declaration Documents in accordance with the terms of the Option Agreement, the Lease and the MDA, by October 31, 2013. If the Parties cannot agree on any terms of the Master Declaration Documents by October 31, 2013, either Party shall have the right to initiate the Expert Resolution Process (as hereinafter defined) to resolve any such dispute. If the Master Declaration Documents have not been executed by November 15, 2013, unless one of the Parties has defaulted on its good faith obligations or the Expert Resolution Process is ongoing, the Option Agreement shall terminate on November 30, 2013. Notwithstanding anything to the contrary contained herein or in any other of the Agreements, until the Option Conditions have been satisfied, beginning in November 30, 2013, and each month thereafter on the 30th day of such month, the Option Exercise
Period End Date shall be automatically extended without the making of any Additional Monthly Option Extension Payment by MRMI, provided that within 30 days of the date on which the Option Conditions have been satisfied, MRMI will make the Additional Monthly Option Extension Payments to EPT retroactive to November 30, 2013.

(xi) Subject to the second sentence of this paragraph (xi), all amounts paid to EPT hereunder as Additional Monthly Option Payments, shall be deemed earned, and shall be non-refundable and retained by EPT, provided, that such Additional Monthly Option Payments, to the extent the Lease is executed by the Parties, shall constitute prepaid Rent and shall be applied against any amounts due to EPT as Rent under the Lease. Notwithstanding anything contained herein to the contrary, until the date EPT obtains the Second Tenant Commitment, fifty (50) percent of all amounts received by EPT as Additional Monthly Option Payments shall not be deemed earned by EPT and shall be refundable to MRMI ten (10) days following the termination of the Option Agreement.

(xii) Notwithstanding anything to the contrary herein or in any of the Agreements, in the event that MRMI fails to timely make any payment in respect of the agreed upon Shared Pre-Development Costs or any of the Additional Monthly Option Payments hereunder (other than in accordance with paragraph (x)), or fails to meet its obligations as set forth in paragraph (vi) hereunder, EPT hereby agrees to provide written notice thereof to MRMI, and if MRMI fails to pay such amounts or cure such deficiency, within five (5) business days of the receipt of such written notice from EPT if for the payment of money actually owed and within 90 days of the receipt of such written notice from EPT if for the cure of any performance-based default, the failure to pay such amount or cure such deficiency shall permit the termination of the Option

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Agreement.

(xiii) For good and valuable consideration the receipt of which is hereby acknowledged, notwithstanding anything to the contrary herein or in any of the Agreements, EPT hereby grants MRMI an option to purchase the Project Site (the “Purchase Option”), which Purchase Option shall be exercisable by MRMI at any time between May 1, 2015 and June 30, 2015 (the “Purchase Option End Date”), for the purchase price of $* plus capitalized expenses of EPT relating to the development of the Project Site determined in accordance with GAAP and consistent with EPT’s past practice and which are first incurred from and after the date hereof through the date MRMI exercises the Purchase Option; provided that at the time of the closing of such purchase, MRMI has made all payments to EPT due and owing hereunder. If MRMI desires to exercise the Purchase Option it shall notify EPT and within three (3) business days of such notice deposit *% of the purchase price into an escrow with the national office of a nationally-recognized title company and the Parties shall thereafter diligently proceed to closing within 90 days of the date of such deposit. If MRMI exercises the Purchase Option, EPT agrees to deliver the Project Site free and clear of all liens and encumbrances other than Option Permitted Encumbrances and as part of the transferred property and without additional consideration to assign to and provide copies to MRMI, as well as grant MRMI a *, * license to use, as the case may be, any and all rights and interests it may have to any approval, permit, inducement, plan, drawing, survey, application, submission, and any other interests or rights it may have, related to or arising in connection with the Project Site ("Project Materials"), including, without limitation, the Master Planning Work as defined under Section 4.1 of the MDA, the Comprehensive Development Plan dated December 20, 2012, the Phase 1 Site Plan Submission dated February 11, 2013, the Resolution of the Planning Board of the Town of Thompson Granting Preliminary Site Development Plan Approval for Phase 1 of the EPT Concord Resort, the Resolution of the Planning Board of the Town of Thompson Approving a Lot Improvement/Consolidation Plan for the EPT Concord Resort and the Resolution of the Planning Board of the Town of Thompson Approving Preliminary Subdivision Plat Approval for the EPT Concord Resort, each dated April 10, 2013, and any Resolutions of the Sullivan County Industrial Development Agency as they may apply to the Project Site. If the Purchase Option is not exercised by the Purchase Option End Date, then such Purchase Option shall expire. In the event that the Option Agreement and MDA are still in effect thereafter, Section 28 of the Lease and the terms and conditions therein shall govern any other purchase options in connection with the Casino Parcel.

(xiv) If the Option Conditions have been satisfied and EPT has received the Second Tenant Commitment, then, in the event that MRMI does not exercise the Option prior to the Final Option Exercise Outside Date, for whatever reason, MRMI shall assign to and provide copies to EPT, as well as grant EPT a *, * license to use, as the case may be, any and all rights and interests it may have to any approval, permit, inducement, plan, drawing, survey, application, submission, and any other interests or rights it may have, related to or arising in connection with the Project Site ("Project Materials"), including, without limitation, the Master Planning Work as defined under Section 4.1 of the MDA, the Comprehensive Development Plan dated December 20, 2012, the Phase 1 Site Plan Submission dated February 11, 2013, the Resolution of the Planning Board of the Town of Thompson Granting Preliminary Site Development Plan Approval for Phase 1 of the EPT Concord Resort, the Resolution of the Planning Board of the Town of Thompson Approving a Lot Improvement/Consolidation Plan for the EPT Concord Resort and the Resolution of the Planning Board of the Town of Thompson Approving Preliminary Subdivision Plat Approval for the EPT Concord Resort, each dated April 10, 2013, and any Resolutions of the Sullivan County Industrial Development Agency as they may apply to the Project Site,

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provided, that Project Materials shall not include any plans, drawings, or other documentation prepared by MRMI's architects or engineers specifically relating to the design of the racetrack, casino and related facilities.

(xv) If the Option Conditions have not been satisfied or EPT has not received the Second Tenant Commitment, then, in the event that MRMI does not exercise the Option prior to the Final Option Exercise Outside Date or the Purchase Option prior to the Purchase Option End Date, for whatever reason, MRMI shall upon full payment to MRMI by EPT of all * actually paid by MRMI to EPT assign to and provide copies to EPT, as well as grant EPT a *, * license to use, as the case may be, any and all rights and interests it may have to any approval, permit, inducement, plan, drawing, survey, application, submission, and any other interests or rights it may have, related to or arising in connection with the Project Site ("Project Materials"), including, without limitation, the Master Planning Work as defined under Section 4.1 of the MDA, the Comprehensive Development Plan dated December 20, 2012, the Phase 1 Site Plan Submission dated February 11, 2013, the Resolution of the Planning Board of the Town of Thompson Granting Preliminary Site Development Plan Approval for Phase 1 of the EPT Concord Resort, the Resolution of the Planning Board of the Town of Thompson Approving a Lot Improvement/Consolidation Plan for the EPT Concord Resort and the Resolution of the Planning Board of the Town of Thompson Approving Preliminary Subdivision Plat Approval for the EPT Concord Resort, each dated April 10, 2013, and any Resolutions of the Sullivan County Industrial Development Agency as they may apply to the Project Site, provided, that Project Materials shall not include any plans, drawings, or other documentation prepared by MRMI's architects or engineers specifically relating to the design of the racetrack, casino and related facilities.

(xvi) In the event that the Master Declaration Documents are not executed by October 31, 2013 then, either EPT or MRMI may, on written notice to the other, immediately initiate the expert resolution process described in this paragraph (xvi) (as hereinafter described, the “Expert Resolution Process”):

a.First, the parties hereby agree to use good faith efforts to mutually agree by September 30, 2013 (i) on an expert to resolve disputes relating to finalization of the master declaration documents (the “Designated Expert”) and (ii) on a firm appointed to designate a person with experience similar to that of the Designated Expert to resolve any dispute should the initial Designated Expert no longer be available to resolve the disputes.

b.Second, within 5 business days of the invocation of the Expert Resolution Process, each of the parties must submit to the Designated Expert, the Agreements, all the Project Materials, the most recent drafts of the Master Declaration Documents reflecting the status of the parties’ negotiations and a list of open issues and the written position of each party with respect to each open issue.

c.Third, the Designated Expert shall hold a one- day hearing within 5 days of submission of such materials.

d.Fourth, the Designated Expert shall within 10 days of such hearing render a decision with respect to each point of

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disagreement between the Parties. Such decision will be binding and nonappealable and sufficiently clear to allow the parties to draft the disputed provisions of the Master Declaration Documents. The parties will execute the Master Declaration Documents in accordance with the decision of the Designated Expert, within five days of the Designated Expert’s decision.

(xvii) Standard. The Designated Expert will agree to abide by the provisions of the Agreements. The Designated Expert will render his or her decision based primarily on the terms of the Agreements and secondarily on customary provisions for agreements regarding master developments in which a developer and anchor tenant are jointly developing a destination entertainment property. Each party shall bear its own costs incurred in the Expert Resolution Process with each party responsible for 50% of the costs of the Designated Expert.

(xviii) Each of MRMI and EPT hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against the other party in any legal action or proceeding any special, exemplary, punitive or consequential damages, provided, that the limitation on damages contained in this paragraph (xviii) shall not apply and EPT shall have the right to claim or recover, in law or equity, against MRMI, in the event that, MRMI enters into a binding agreement (written or oral) with * or any of *’s subsidiaries to develop in violation of the terms hereof, a Class II Casino or Casino Project or Class III Casino or Casino Project other than the Casino Parcel or the Project Site.

(xix) This Letter Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

(xx) This Letter Agreement may be executed at different times and in any number of counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, PDF or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

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This Letter acknowledges and shall constitute the Extension Notice required under Section 1(b) of the Option Agreement for purposes of notifying EPT of MRMI's election to amend and extend the Final Option Exercise Outside Date to November 30, 2013, subject to the terms and conditions hereunder. In the event of any inconsistency between the terms and conditions herein and either the Option Agreement, the MDA or the Lease, this Letter Agreement shall govern.

Very truly yours,

EPT CONCORD II, LLC

By: /s/ David Brain

ACKNOWLEDGED AND AGREED BY MONTICELLO
RACEWAY MANAGEMENT, INC.

By: /s/ Joseph D'Amato
Date: 8/30/13

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